UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 28, 2014

Date of Report (Date of earliest event reported)

PULSE ELECTRONICS CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	001-05375	23-1292472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12220 World Trade Drive
San Diego, CA 92128
(Address of principal executive offices)

(858) 674-8100
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On December 1, 2014, Pulse Electronics Corporation (the "Company") announced that Mark C.J. Twaalfhoven, age 54, was appointed to serve the Company as its Chief Executive Officer and as a member of the Company’s Board of Directors, commencing as of December 1, 2014.  In connection with such appointments, John Major shall continue to serve as Chairman of the Company’s Board of Directors and Alan Benjamin, interim Chief Executive Officer, shall continue in his role as Chief Operating Officer of the Company and his base salary shall revert to the base salary as in effect immediately prior to his appointment as interim Chief Executive Officer.

Mark Twaalfhoven joins the Company with more than 25 years’ experience in the management of technology companies.  Mr. Twaalfhoven joins the Company from the investment firm Valuec B.V. in Hong Kong, where he served as President, with responsibilities for investing in and advising international technology companies.  Prior to his role at Valuec, Mr. Twaalfhoven served as President and CEO of Teleplan International, where he led the company through a restructuring and turnaround, delivering significant profit and revenue growth for the company.  Before that, Mr. Twaalfhoven served as Senior Vice President and Corporate Officer of Amphenol.

In connection with the announcement, the Company and Mr. Twaalfhoven entered into an employment agreement, dated as of November 28, 2014 (the “Effective Date”) which describes the basic terms and conditions of his employment which are as follows: (i) an annual base salary of $300,000, (ii) an annual bonus based on certain performance metrics to be established annually by the Company’s Board of Directors following consultation with Mr. Twaalfhoven with a target annual bonus of 150% of annual base salary and maximum annual bonus equal to 300% of base salary, provided that for 2015, Mr. Twaalfhoven’s annual bonus is guaranteed to be a minimum of $450,000, (iii) an equity grant to be issued within 120 days of the Effective Date, reflecting 5% of  the Company’s common stock on the date of grant, 50% of which shall be granted in the form of stock options that will vest based on the satisfaction of certain EBITDA targets and 50% of which shall be in the form of restricted stock units  which shall vest ratably over 4 years (25% per year) subject to continued service to the Company, (iv) an annual housing allowance of $60,000 per year in addition to participation in the Company’s employee benefit plans (excluding the Pulse Electronics Executive Severance Policy), and (v) if Mr. Twaalfhoven’s employment is terminated without “cause” by the Company or by Mr. Twaalfhoven for “good reason” (each as defined in the employment agreement), he would be entitled to the following severance payments and benefits: (x) payments equal to 1.5 times the sum of his annual base salary plus his target annual bonus payable in equal installments over the 18-month post-termination period, (y) a prorated annual bonus for the year of termination, and (z) accelerated vesting of outstanding equity awards that would have otherwise vested as of the end of the calendar year of termination. Mr. Twaalfhoven’s severance benefits are conditioned upon his execution of a general release of claims and his continued compliance with certain restrictions on his activities for a period of 18 months following his termination, including non-competition and non-solicitation.

A copy of the employment agreement shall be filed with the Company’s next Form 10-K filing to the extent required, and the summary provided herein is qualified in its entirety by the actual terms of the employment agreement.

There are no arrangements or understandings between Mr. Twaalfhoven and any other person pursuant to which he was selected to be an officer of the Company, nor are there any transactions between the Company and Mr. Twaalfhoven that are reportable under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Twaalfhoven and any other executive officer or director of the Company.

Further information regarding Mr. Twaalfhoven’s appointment is set forth in a press release issued on December 1, 2014, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press Release of Pulse Electronics Corporation, dated December 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULSE ELECTRONICS CORPORATION

	By:	/s/ Michael C. Bond
Michael C. Bond
Senior Vice President and Chief Financial Officer

Date: December 4, 2014